As filed with the Securities and Exchange Commission on August 28, 2026

Registration No. 333-248708

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Boot Barn Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	90-0776290
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17100 Laguna Canyon Road Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)

Boot Barn Holdings, Inc. 2026 Equity Incentive Plan

Boot Barn Holdings, Inc. 2020 Equity Incentive Plan

(Full title of the plan)

John Hazen

Boot Barn Holdings, Inc.

Chief Executive Officer

17100 Laguna Canyon Road

Irvine, California 92618

(Name and address of agent for service)

(949) 453-4400

(Telephone number, including area code, of agent for service)

Copies of Correspondence to:

Celia A. Soehner

Alexandra M. Good

Morgan, Lewis & Bockius LLP

One Oxford Centre

Thirty-Second Floor

Pittsburgh, PA 15219-6401

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Boot Barn Holdings, Inc. (the “Company”) previously filed a Registration Statement on Form S-8 (File No. 333-248708) with the Securities and Exchange Commission (the “Commission”) on September 10, 2020 (the “Prior Registration Statement”) with respect to the offer and sale of 2,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable under the Boot Barn Holdings, Inc. 2020 Equity Incentive Plan, as amended by Amendment No. 2021-1 to the Boot Barn Holdings, Inc. 2020 Equity Incentive Plan (the “Prior Plan”).

At the 2026 Annual Meeting of Stockholders of the Company held on August 26, 2026 (the “Effective Date”), the stockholders of the Company approved the Boot Barn Holdings, Inc. 2026 Equity Incentive Plan (the “Plan”). The number of shares of Common Stock authorized for issuance pursuant to the Plan is equal to (i) 1,000,000 newly authorized shares of Common Stock (the “Newly Authorized Shares”), plus (ii) the number of shares of Common Stock reserved for issuance under the Prior Plan that remain available for grant under the Prior Plan as of July 1, 2026, reduced by (iii) the number of shares of Common Stock underlying any awards granted under the Prior Plan after July 1, 2026 and prior to the Effective Date (the difference between (ii) and (iii), the “Rollover Shares”). As of the Effective Date, the maximum number of Rollover Shares that may be issued or transferred pursuant to awards under the Plan will not exceed 1,088,748 shares of Common Stock.

Accordingly, the Company is filing this Post-Effective Amendment No. 1 to the Prior Registration Statement (this “Post-Effective Amendment”) pursuant to Corporation Finance Interpretation 126.43 to amend the Prior Registration Statement to register the offer and sale of the Rollover Shares under the Plan. The Company incorporates the contents of the Prior Registration Statement herein by reference.

For the avoidance of doubt, the Company is not registering any additional shares of Common Stock on this Post-Effective Amendment that were not previously registered on the Prior Registration Statement or that were not previously approved by the Company’s stockholders as of the Effective Date. Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a Registration Statement on Form S-8 to register the offer and sale of the Newly Authorized Shares under the Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information concerning the Plan required by Part I of this Post-Effective Amendment will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). Such documents are not filed as part of this Post-Effective Amendment in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference into this Post-Effective Amendment pursuant to Item 3 of Part II of this Post-Effective Amendment, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Post-Effective Amendment:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended March 28, 2026, filed with the Commission on May 14, 2026.
2.	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 2026, filed with the Commission on July 29, 2026.
3.	The Company’s Current Reports on Form 8-K filed with the Commission on July 29, 2026 (excluding Items 2.02, 7.01, and 9.01) and August 27, 2026.
4.	The description of the Common Stock that is contained in the Company’s Registration Statement on Form 8-A filed with the Commission on October 28, 2014 under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

All reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment that indicates that the Company has sold all of the securities offered under this Post-Effective Amendment or that deregisters the distribution of all such securities then remaining unsold shall be deemed to be incorporated by reference in this Post-Effective Amendment and to be a part hereof from the date that the Company files such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.

Item 4.       Description of Securities

Not applicable.

Item 5.       Interests of Named Experts and Counsel.

Not applicable.

Item 6.       Indemnification of Directors and Officers.

General Corporation Law of the State of Delaware

Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), the Company is empowered to indemnify its directors and officers in the circumstances therein provided. Certain portions of Section 145 are summarized below:

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and in criminal actions where such person had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Under Section 145(c) of the DGCL, indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by directors, officers, employees, and agents is required in those cases where the person to be indemnified has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue, or matter therein.

Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee, or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit, or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Under Section 145(g) of the DGCL, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation, a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against liability asserted against or incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to provide indemnity under Section 145. The Company has obtained insurance which, subject to certain exceptions, insures the directors and officers of the Company and its subsidiaries.

Amended and Restated Certificate of Incorporation

The Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) also provides that, to the fullest extent permitted by law, a director of the Company will not be personally liable to the Company or to its stockholders for monetary damages for any breach of fiduciary duty as a director. The Certificate of Incorporation further provides that if the DGCL is amended after the approval by the Company’s stockholders of the Certificate of Incorporation to authorize corporate action further limiting or eliminating personal liability of directors, then the liability of the Company’s directors will be limited or eliminated to the fullest extent permitted by the DGCL.

Amended and Restated Bylaws

The Company’s Amended and Restated Bylaws (the “Bylaws”) further provide that the Company must indemnify its directors and officers to the fullest extent permitted by Delaware law. The Bylaws also authorize the Company to purchase and maintain insurance on behalf of directors and officers for any liability arising out of his or her action in that capacity, whether or not Delaware law and the Bylaws would otherwise permit indemnification.

In addition, the Bylaws provide that the Company is required to advance expenses to its directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the Bylaws are not exclusive.

Indemnification Agreements

The Company has entered into customary indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Company to indemnify and advance expenses to each director and officer to the fullest extent permitted by Delaware law, the Certificate of Incorporation, and the Bylaws, for expenses such as, among other things, attorneys’ fees, judgments, fines, and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in our right, arising out of the person’s services as the Company’s director or executive officer or as the director or executive officer of any subsidiary of the Company or any other company or enterprise to which the person provides services at our request. In addition, these indemnification agreements also provide that the Company is required to advance expenses to these directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in these indemnification agreements are not exclusive. The Company also maintains directors’ and officers’ liability insurance.

The above discussion of the Company’s Certificate of Incorporation, Bylaws, indemnification agreements, and of Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such Certificate of Incorporation, Bylaws, indemnification agreements, and applicable statutes.

Item 7.       Exemption from Registration Claimed.

Not applicable.

Item 8.       Exhibits.

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9.       Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

5.1*	Opinion of Morgan, Lewis & Bockius LLP.

23.1*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1 filed herewith).

23.2*	Consent of Deloitte & Touche LLP.

24.1*	Power of Attorney (contained on signature page hereto).

99.1	Boot Barn Holdings, Inc. 2026 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report Form 8-K filed on August 27, 2026).

99.2	Boot Barn Holdings, Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on September 1, 2020).

99.3	Amendment No. 2021-1 to the Boot Barn Holdings, Inc. 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on August 26, 2021).

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, the State of California, on August 28, 2026.

BOOT BARN HOLDINGS, INC.

By:	/s/ John Hazen
John Hazen
Chief Executive Officer and Director

POWER OF ATTORNEY

We, the undersigned officers and directors of Boot Barn Holdings, Inc., hereby severally constitute and appoint John Hazen and James M. Watkins and each of them singly, our true and lawful attorney and agent with full power and authority to sign for us and in our names in the capacities indicated below, a registration statement under the Securities Act of 1933, as amended, on Form S-8 or such other form as such attorneys-in-fact, or any of them, may deem necessary or desirable, any amendments thereto, and all post-effective amendments and supplements to such registration statement, for the registration of the Company’s securities and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission and generally to do and perform each and every act and thing requisite and necessary to be done to the end that such registration statement shall comply with the Securities Act of 1933, as amended, and the applicable rules and regulations adopted or issued pursuant thereto, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed below by the following persons in the capacities indicated on August 28, 2026.

Signature	Title

/s/ John Hazen	Chief Executive Officer and Director
John Hazen	(Principal Executive Officer)

/s/ James M. Watkins	Chief Financial Officer and Secretary
James M. Watkins	(Principal Financial Officer and Principal Accounting Officer)

/s/ Peter Starrett	Chairman of the Board of Directors
Peter Starrett

/s/ Chris Bruzzo	Director
Chris Bruzzo

/s/ Gene Eddie Burt	Director
Gene Eddie Burt

/s/ Lisa G. Laube	Director
Lisa G. Laube

/s/ Brenda I. Morris	Director
Brenda I. Morris

/s/ Anne MacDonald	Director
Anne MacDonald

/s/ Bradley M. Weston	Director
Bradley M. Weston